Exhibit 99.1

Bunge Reports Fourth Quarter Results

White Plains, NY – February 9, 2012 – Bunge Limited (NYSE:BG)

•        Strong full-year results in agribusiness and food & ingredients

•        Cash provided by operations was $2.6 billion for 2011

•        2010 full year total segment EBIT includes $2.4 billion gain on sale of fertilizer nutrients assets

▶         Financial Highlights

	Quarter Ended		Year Ended

US$ in millions, except per share data and volumes	12/31/11	12/31/10	12/31/11	12/31/10
Volumes (000 metric tons)	39,140	32,179	141,986	135,205
Net sales	$16,445	$12,726	$58,743	$45,707
Total segment EBIT (a)	$273	$381	$1,154	$3,228
Agribusiness	$203	$377	$934	$840
Sugar & Bioenergy	$3	$(56)	$(20)	$(13)
Edible Oil Products	$45	$45	$137	$80
Milling Products	$25	$14	$104	$67
Fertilizer	$(3)	$1	$(1)	$2,344
Net income attributable to Bunge	$254	$301	$942	$2,354
Earnings per common share-diluted	$1.65	$1.95	$6.07	$15.06
Earnings per common share-diluted (a) (excl. certain gains & charges)	$1.65	$1.99	$5.80	$4.13

(a)    Total segment earnings before interest and tax (“EBIT”) and earnings per common share-diluted (excl. certain gains and charges) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

▶         Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “In 2011 Bunge produced strong results in many parts of our business, but faced significant headwinds in others.  On a combined basis, our agribusiness, edible oils and milling segments generated record full-year results of over $1.1 billion.  However, reduced sugarcane production yields in Brazil due to back-to-back years of poor weather had a material impact on volumes in our sugar & bioenergy segment.

“2012 will present some challenges, especially early in the year.  Despite this, we expect to generate good results for the full year.  We see positive signs in the industry and have confidence in our business.  The USDA forecasts global protein meal and vegetable oil demand to both grow at 4% this year.  Production and trade of agricultural commodities are expected to increase.  We reached our sugarcane planting target in 2011, which should enable us to produce significantly more sugar and ethanol and run our mills closer to capacity.  And our global asset network, strong market positions and excellent team should enable us to benefit from opportunities as they arise during the year.”

▶         Fourth Quarter Results

Agribusiness

Higher oilseed processing results in Asia, Europe and South America were offset by weaker results in the U.S.  Grain merchandising results were lower, compared to an extraordinarily strong period last year.  Increased volume in the quarter was primarily driven by higher grain merchandising out of the Black Sea region, the addition of new grain facilities in the U.S., increased oilseed processing in Brazil and two new oilseed processing facilities in Asia which started up earlier in the year.

Sugar & Bioenergy

Improved performance in the quarter was primarily due to higher prices and volumes in sugarcane milling.  Additionally, 2010 milling results were impacted by challenges related to the start-up of two of our mills. Merchandising results were slightly down in the quarter due to lower margins.  While segment results improved from last year, performance was significantly below the potential of the business due to the impact of lower sugarcane yields from the lingering effect of poor weather in Brazil, which reduced the production of sugar and ethanol.

Edible Oil Products

Results in the quarter were flat with last year.  The segment continued to perform well with strong results in Brazil and significantly improved results in Europe when compared to the previous two quarters.

Milling Products

Higher results in the quarter were mainly due to higher margins and volumes in corn milling, as well as the contribution of our U.S. rice milling business, which we acquired in December 2010.  Fourth quarter 2010 results included a $9 million impairment charge related to a long-term supply contract that accompanied an acquisition of a wheat mill.

Fertilizer

Results in the quarter were slightly lower than last year primarily due to a more challenging margin environment.

Financial Costs

Interest expense increased in the quarter primarily due to higher average interest rates on debt.

Cash Flow

Cash generated in the year ended December 31, 2011 was approximately $2.6 billion compared to cash used by operations of approximately $2.4 billion in the same period last year.  The $5.0 billion year-over-year improvement primarily reflects lower commodity prices as well as higher earnings, excluding notable items.  Also impacting cash flow in 2010 were payments of withholding taxes and transaction closing costs totaling $424 million related to the sale of the fertilizer nutrients business.

Income Taxes

The effective tax rate for the year ended December 31, 2011 was approximately 5% compared to 23% last year.  The lower tax rate reflects earnings mix and the impact of the gain on the sale of our fertilizer nutrients assets in 2010.

▶         Outlook

Drew Burke, Chief Financial Officer, stated, “We expect to produce good results in 2012, but recognize that the year will be challenging.  Farm economics have been strong, and farmers around the world have been responding with increases in planting.  We recently saw this in South America and expect a similar response in the Northern Hemisphere later this year.  Large crops, increased trade and the full-year contribution of our new export terminals should provide good volume growth for our global merchandising operation.

“With respect to oilseed processing, sunseed in Europe and canola in Canada should continue to perform well due to the large crops from this past harvest, tight supply of European rapeseed and growing demand for vegetable oil. European rapeseed and U.S. soybean processing will likely remain difficult until harvests later this year when raw material flows more freely and facilities run at higher utilizations.  Margins in South America should improve with the coming harvest. Demand for soymeal and soyoil should remain strong in China; however, volatility in margins will likely continue due to industry overcapacity.

“In sugar & bioenergy, we expect to see a significant improvement in results.  We plan to mill 17 to 19 million metric tons of sugarcane for the full year, which is less than our 21 million metric tons of industrial capacity, but represents a substantial increase over 2011 levels of approximately 14 million metric tons.  Our results in this segment will be weighted toward the second half of the year due to the seasonality of the Brazilian sugarcane harvest.

“Our food & ingredients business has been a steady contributor to earnings over the past three years, and we expect it to continue to be in 2012.

“Current conditions are challenging in fertilizer, but good farm economics should be supportive of demand over the course of the year.  We expect a significant improvement in results that will be second half weighted, driven by higher volume and additional cost reductions.

“Additionally, we expect the following for 2012:  depreciation, depletion and amortization of approximately $575 million; capital expenditures of approximately $1.2 billion, approximately 25% of which will be invested in maintenance, safety and environmental projects; and a full year tax rate of 8 to 10%.”

▶         Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EST on February 9, 2012 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

Earnings announcements for the first, second and third quarters of fiscal year 2012 are tentatively scheduled for April 26, July 26 and October 25, respectively.

To listen to the call, please dial (800) 446-2782.  If you are located outside the United States or Canada, dial (847) 413-3235.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 31679630.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to the “Webcasts and Events” page of the “Investors” section of the company’s website.  Select “Q4 2011 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on February 9, 2012, continuing through March 9, 2012.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 31679630.  A replay will also be available on the “Audio Archives” page of the “Investors” section of the company’s website.

▶         About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company with approximately 32,000 employees in more than 30 countries. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America. Founded in 1818, the company is headquartered in White Plains, New York.

▶         Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

▶         Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, income from operations before income tax, net income attributable to Bunge and earnings per share for the quarter and year ended December 31, 2011 and 2010.

Income From

			Operations		Net Income		Earnings

	Total Segment		Before		Attributable to		Per Share

(In millions, except per share data)	EBIT		Income Tax		Bunge		Diluted

Quarter Ended December 31:	2011	2010	2011	2010	2011	2010	2011	2010

Impairment charges(4)	$ -	$ (9)	$ -	$ (9)	$ -	$ (6)	$ -	$ (0.04)

Total	$ -	$ (9)	$ -	$ (9)	$ -	$ (6)	$ -	$ (0.04)

			Income From

			Operations		Net Income		Earnings

	Total Segment		Before		Attributable to		Per Share

(In millions, except per share data)	EBIT		Income Tax		Bunge		Diluted

Year Ended December 31:	2011	2010	2011	2010	2011	2010	2011	2010
Gain on sale of fertilizer
nutrients assets (1)	$ -	$ 2,440	$ -	$ 2,440	$ -	$ 1,901	$ -	$ 12.16
Loss on extinguishment of debt(2)	-	(90)	-	(90)	-	(90)	-	(0.58)
Inventory valuation adjustment (3)	-	(37)	-	(37)	-	(24)	-	(0.15)
Impairment and restructuring
charges (4)	-	(92)	-	(92)	-	(76)	-	(0.49)
Acquisition related expenses (5)	-	(11)	-	(11)	-	(7)	-	(0.04)
Gain on sale of property, plant and
equipment(6)	6	6	6	6	5	4	0.03	0.03
Gain on sale of investment(7)	37	-	37	-	37	-	0.24	-
Total	$ 43	$ 2,216	$ 43	$ 2,216	$ 42	$ 1,708	$ 0.27	$ 10.93

Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,

(In millions, except per share data)	2011	2010	2011	2010
Net sales	$16,445	$12,726	$58,743	$45,707
Cost of goods sold	(15,709)	(11,897)	(56,015)	(43,196)
Gross profit	736	829	2,728	2,511
Selling, general and administrative expenses	(432)	(439)	(1,553)	(1,558)
Gain on sale of fertilizer nutrients assets (1)	-	-	-	2,440
Interest income	30	7	102	69
Interest expense (8)	(80)	(57)	(302)	(298)
Loss on extinguishment of debt (2)	-	-	-	(90)
Foreign exchange gains (losses)	(11)	24	(19)	2
Other income (expense)-net	(3)	(18)	(16)	(26)
Income from operations before income tax and equity in earnings of affiliates	240	346	940	3,050
Income tax (expense) benefit	18	(41)	(44)	(689)
Equity in earnings of affiliates	2	10	44	27
Net income	260	315	940	2,388
Net (income) loss attributable to noncontrolling interest	(6)	(14)	2	(34)
Net income attributable to Bunge	254	301	942	2,354
Convertible preference share dividends	(9)	(9)	(34)	(67)
Net income available to Bunge common shareholders	$245	$292	$908	$2,287
Earnings per common share - diluted (9):
Earnings to Bunge common shareholders	$1.65	$1.95	$6.07	$15.06
Weighted-average common shares outstanding- diluted (9)	153,924,296	154,382,325	155,209,045	156,274,814

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our condensed consolidated statements of income and volumes by reportable segment.

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions, except volumes)	2011	2010	2011	2010
Volumes

(in thousands of metric tons):

Agribusiness	32,512	25,892	117,155	108,693

Sugar & Bioenergy	2,166	2,020	8,238	8,222

Edible oil products	1,591	1,549	5,989	5,976

Milling products	1,123	1,041	4,617	4,605

Fertilizer	1,748	1,677	5,987	7,709
Total	39,140	32,179	141,986	135,205
Net sales:

Agribusiness	$11,109	$8,304	$38,909	$30,138

Sugar & Bioenergy	1,630	1,314	5,842	4,455

Edible oil products	2,286	1,968	8,839	6,783

Milling products	490	409	2,006	1,605

Fertilizer	930	731	3,147	2,726
Total	$16,445	$12,726	$58,743	$45,707
Gross profit:

Agribusiness	$448	$619	$1,731	$1,660

Sugar & Bioenergy	51	(30)	149	101

Edible oil products	127	136	462	427

Milling products	67	42	234	168

Fertilizer	43	62	152	155
Total	$736	$829	$2,728	$2,511
Selling, general and administrative expenses:

Agribusiness	$(214)	$(236)	$(785)	$(789)

Sugar & Bioenergy	(46)	(43)	(167)	(139)

Edible oil products	(84)	(86)	(325)	(332)

Milling products	(42)	(28)	(132)	(108)

Fertilizer	(46)	(46)	(144)	(190)
Total	$(432)	$(439)	$(1,553)	$(1,558)

Gain on sale of fertilizer nutrients assets (1)	$-	$-	$-	$2,440

Foreign exchange gains (losses):

Agribusiness	$(6)	$11	$(16)	$(4)

Sugar & Bioenergy	(7)	17	(4)	30

Edible oil products	3	2	3	-

Milling products	-	-	-	(1)

Fertilizer	(1)	(6)	(2)	(23)
Total	$(11)	$24	$(19)	$2

Loss on extinguishment of debt (2)	$-	$-	$-	$(90)

Segment earnings before interest and tax:

Agribusiness	$203	$377	$934	$840

Sugar & Bioenergy	3	(56)	(20)	(13)

Edible oil products	45	45	137	80

Milling products	25	14	104	67

Fertilizer	(3)	1	(1)	2,344

Unallocated	-	-	-	(90)
Total(10)	$273	$381	$1,154	$3,228

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,

(In millions)	2011	2010
Assets
Cash and cash equivalents	$835	$578
Trade accounts receivable, net	2,459	2,901
Inventories (11)	5,733	6,635
Other current assets	4,149	5,701
Total current assets	13,176	15,815
Property, plant and equipment, net	5,517	5,312
Goodwill and other intangible assets, net	1,113	1,120
Investments in affiliates	600	609
Other non-current assets	2,869	3,145
Total assets	$23,275	$26,001
Liabilities and Shareholders’ Equity
Short-term debt	$719	$1,718
Current portion of long-term debt	14	612
Trade accounts payable	3,173	3,637
Other current liabilities	3,041	4,037
Total current liabilities	6,947	10,004
Long-term debt	3,348	2,551
Other non-current liabilities	905	892
Total equity	12,075	12,554
Total liabilities and shareholders’ equity	$23,275	$26,001

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended

	December 31,

(In millions)	2011	2010

Operating Activities

Net income	$940	$2,388

Adjustments to reconcile net income to cash provided by (used for) operating activities:

Foreign exchange (gain) loss on debt	113	75

Gain on sale of fertilizer nutrients assets	-	(2,440)

Depreciation, depletion and amortization	526	443

Other, net	(206)	315

Changes in operating assets and liabilities, excluding the effects of acquisitions:

Trade accounts receivable, net	267	(1,560)

Inventories	530	(1,894)

Trade accounts payable	(295)	1,305

Other, net	739	(1,067)

Cash provided by (used for) operating activities	2,614	(2,435)

Investing Activities

Payments made for capital expenditures	(1,125)	(1,072)

Acquisitions of businesses (net of cash acquired)	(192)	(252)

Proceeds from sale of fertilizer nutrients assets, net of cash disposed	-	3,808

Proceeds from sale of property, plant and equipment and investments	236	66

Other, net	(139)	(41)

Cash provided by (used for) investing activities	(1,220)	2,509

Financing Activities

Net borrowings (payments) of short-term debt	(1,019)	1,172

Proceeds from long-term debt	2,989	2,535

Repayment of long-term debt	(2,794)	(3,227)

Proceeds from sale of common shares	23	6

Repurchase of common shares	(120)	(354)

Dividends paid	(186)	(211)

Other, net	47	49

Cash provided by (used for) financing activities	(1,060)	(30)

Effect of exchange rate changes on cash and cash equivalents	(77)	(19)

Net increase (decrease) in cash and cash equivalents	257	25

Cash and cash equivalents, beginning of period	578	553

Cash and cash equivalents, end of period	$835	$578

▶ Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment earnings before interest and tax (EBIT) is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Year Ended

	December 31,		December 31,

(In millions)	2011	2010	2011	2010

Total segment EBIT	$273	$381	$1,154	$3,228

Interest income	30	7	102	69

Interest expense	(80)	(57)	(302)	(298)

Income tax (expense) benefit	18	(41)	(44)	(689)

Noncontrolling interest share of interest and tax	13	11	32	44
Net income attributable to Bunge	$254	$301	$942	$2,354

Earnings per common share-diluted (excluding certain gains & charges)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains and charges) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges) is a non-GAAP financial measure and is not a measure of earnings per common share—diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended December 31,		Year Ended December 31,

	2011	2010	2011	2010

Earnings per common share-diluted (excl. certain gains & charges)	$1.65	$1.99	$5.80	$4.13

Certain gains & charges (see Additional Financial Information section)	$-	$(0.04)	$0.27	$10.93
Earnings per common share-diluted	$1.65	$1.95	$6.07	$15.06

▶ Notes

(1)              In January 2010, Bunge entered into a definitive agreement (as amended, the Agreement) with Vale S.A., a Brazil-based global mining company (Vale), pursuant to which Vale acquired Bunge’s fertilizer nutrients assets in Brazil, including its interest in Fertilizantes Fosfatados S.A. (Fosfertil) on May 27, 2010 for cash proceeds of $3,914 million.  Bunge recognized a $2,440 million gain, net of transaction costs ($1,901 million gain, net of tax) in its fertilizer segment.   Of the $539 million of income tax expense on the gain, $280 million was paid during the year ended December 31, 2010 and approximately $259 million was offset by deferred tax assets and other tax credits and therefore did not result in cash tax payments. Approximately $57 million related to the post-closing working capital adjustment was received in the third quarter of 2010.  Approximately $144 million of transaction costs and $280 million of withholding taxes are included as a component of cash used for operating activities and gross proceeds of $3,914 million as a component of cash provided by investing activities in the condensed consolidated statements of cash flows for the year ended December 31, 2010.

(2)                 In July 2010, Bunge repaid certain term loans and subsidiary long-term debt with a portion of the proceeds from the sale of the Brazilian fertilizer nutrients assets.  These transactions resulted in a loss on extinguishment of the debt totaling approximately $90 million related to make-whole payments.

(3)                 In the second quarter of 2010, Bunge recorded a pretax charge of $37 million in cost of goods sold related to an inventory valuation adjustment due to changes in its fertilizer segment.

(4)              In the fourth quarter of 2010, Bunge recorded a pretax impairment charge of $9 million in cost of goods sold related to a long-term supply contract acquired in connection with a wheat mill acquisition.

In the third quarter of 2010, Bunge recorded pretax impairment charges of $49 million, which consisted of $42 million related to the write-down of a European oilseed processing and refining facility, $5 million in connection with the closure of an edible oils facility in Europe as part of our plan to improve our European footprint and $2 million related to the write-down of administrative offices in Brazil.  Of these total charges of $49 million, $22 million was recorded in the agribusiness segment and $27 million was recorded in the edible oil products segment.  Pretax impairment charges recorded in cost of goods sold in the quarter ended March 31, 2010 primarily consisted of $9 million in the agribusiness segment, related to the closure of an older, less efficient oilseed processing facility in the U.S. and $2 million in the milling products segment, related to the closure of a co-located corn oil extraction line.

In the second quarter of 2010, Bunge recorded pretax restructuring charges in selling, general and administrative expenses related to consolidation of Brazilian operations ($4 million in the agribusiness segment, $3 million in the sugar and bioenergy segment, $2 million in the edible oil products segment and $3 million in the milling products segment). Pretax restructuring and related charges in cost of goods sold in the first quarter related to termination benefit costs in the U.S. and Brazil ($5 million in the agribusiness segment, $1 million in the sugar and bioenergy segment, $4 million in the fertilizer segment, and $1 million in the milling segment).

(5)                 In the first quarter of 2010, Bunge acquired a 100% ownership interest in five sugar mills in Brazil and recorded pretax acquisition costs of $11 million in selling, general and administrative expenses.

(6)                 In the third quarter of 2011, Bunge sold an idled facility in Canada for approximately $7 million in cash, which resulted in a pretax gain of approximately $6 million in the edible oil products segment recorded in other income (expense)-net.

In the third quarter of 2010, Bunge sold an idled wheat milling facility in Brazil for $8 million in cash, which resulted in a pretax gain of $6 million recorded in other income (expense)-net.

(7)                 In the second quarter of 2011, Bunge recorded a pretax gain of $37 million in the agribusiness segment in equity in earnings of affiliates related to the sale of its interest in a European oilseed processing facility joint venture.

(8)                 Includes interest expense on readily marketable inventories of $22 million and $34 million for quarters ended December 31, 2011 and 2010, respectively, and $106 million and $90 million for years ended December 31, 2011 and 2010, respectively.

(9)                 Weighted-average common shares outstanding-diluted for the fourth quarter and year 2011 exclude the dilutive effect of 4 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive. Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2011 include approximately 7.5 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

Weighted-average common shares outstanding-diluted for the fourth quarter and year 2010 exclude the dilutive effect of 2 million and 3 million, respectively, of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive. Weighted-average common shares outstanding-diluted for the fourth quarter and year 2010 include the dilutive effect of 12.3 million and 14.1 million weighted average common shares, respectively, that would be issuable upon conversion of Bunge’s convertible preference shares. On December 1, 2010, Bunge’s mandatory convertible preference shares were converted into approximately 8.4 million common shares.

(10)              See Reconciliation of Non-GAAP Measures.

(11)              Includes readily marketable inventories of $4,076 million and $4,851 million at December 31, 2011 and 2010, respectively.